Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jim Huseby
Investor Relations
(813) 273-3000

Syniverse Announces Extension of Exchange Offer

Tampa, Fla. – Dec. 6, 2005 – Syniverse Technologies (NYSE: SVR), a leading provider of mission-critical technology services to wireless telecommunications companies worldwide, announced today that the offer to exchange its 7 3/4% Series B Senior Subordinated Notes due 2013, which have been registered under the Securities Act of 1933, as amended, for any and all outstanding 7 3/4% Senior Subordinated Notes due 2013 (the “Old Notes”) has been extended and will now expire at 5 p.m., New York City time, on December 8, 2005, unless further extended. All terms of the exchange offer remain the same.

The exchange offer was originally scheduled to expire at 5:00 p.m., New York City time, on December 5, 2005. As of December 5, 2005, holders of approximately $174.9 million aggregate principal amount of the Old Notes, or 99.9%, have tendered their Old Notes in the exchange offer. The Company commenced the Exchange Offer on November 4, 2005.

This announcement is not an offer to exchange or a solicitation of an offer to exchange with respect to any of the Old Notes. The exchange offer is subject to the terms and conditions set forth in the Prospectus dated November 4, 2005, as amended or supplemented from time to time.

About Syniverse

Syniverse is a leading provider of mission-critical technology services to wireless telecommunications companies worldwide. Syniverse solutions simplify technology complexities by integrating disparate carriers’ systems and networks in order to provide seamless global voice and data communications to wireless subscribers. Carriers depend on Syniverse’s integrated suite of services to solve their most complex technology challenges and to facilitate the rapid deployment of next-generation wireless services. Syniverse provides services to over 330 telecommunications carriers in approximately 44 countries, including the ten largest U.S. wireless carriers and six of the ten largest international wireless carriers. Headquartered in Tampa, Fla., U.S.A., Syniverse has offices in major cities throughout North America, The Netherlands and the United Kingdom and a global sales force in the United Kingdom, Luxembourg, Italy, China, Hong Kong, Brazil, Slovakia and India. For more information, visit www.syniverse.com.

Syniverse Technologies • One Tampa City Center, Suite 700, Tampa, FL 33602 • Tel +1 888.724.3579 • Outside North America +1 813.209.5944

www.syniverse.com